Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

INVENTURE FOODS, INC.

at

$4.00 NET PER SHARE

Pursuant to the Offer to Purchase dated November 15, 2017

by

HERON SUB, INC.

a wholly-owned subsidiary of

UTZ QUALITY FOODS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

ONE MINUTE AFTER 11:59 P.M., NEW YORK TIME, ON DECEMBER 13, 2017,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 15, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Heron Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Utz Quality Foods, LLC, a Delaware limited liability company ( “Parent”), to act as information agent in connection with Purchaser’s offer to purchase, subject to certain conditions, including satisfaction of the Minimum Condition, as defined in the Offer to Purchase, all of the outstanding shares of common stock, par value $.01 per share (the “Shares”), of Inventure Foods, Inc., a Delaware corporation ( “Inventure Foods”), at a price of $4.00 per Share (the “Offer Price”), net to the seller in cash, without interest but subject to any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A Notice of Guaranteed Delivery to be used to accept the Offer (a) if certificates representing Shares are not immediately available and cannot be delivered, with all other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, as the depositary, prior to the expiration of the Offer or (b) if the procedure for delivery by book-entry transfer cannot be completed prior to the expiration of the Offer (the “Notice of Guaranteed Delivery”);

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Inventure Foods’ Solicitation/Recommendation Statement on Schedule 14D-9 dated November 15, 2017.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York Time, on December 13, 2017, unless the Offer is extended or earlier terminated.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 25, 2017 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Inventure Foods, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Inventure Foods, without a vote of the Inventure Foods stockholders, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Inventure Foods will be the surviving corporation and a wholly-owned subsidiary of Parent (such merger, the “Merger”). At the effective time of the Merger, all outstanding Shares (other than (a) Shares (if any) beneficially owned by Inventure Foods, any of its subsidiaries, Parent or any of its subsidiaries (including Purchaser) and (b) Shares held by stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive the Offer Price, without interest but subject to any required withholding taxes. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, pursuant to the DGCL, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and to receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware, plus interest. The “fair value” of such Shares may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase and stockholders’ appraisal rights are more fully described in Section 12 of the Offer to Purchase.

The Inventure Foods board of directors (the “Inventure Foods Board”) has unanimously (a) determined that the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Inventure Foods and its stockholders, (b) adopted and approved the Merger Agreement, declared it advisable to enter into the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) approved the execution, delivery and performance by Inventure Foods of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (d) elected that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL, and (e) recommended that the stockholders of Inventure Foods accept the Offer and tender their Shares to Purchaser pursuant to the Offer, on the terms and subject to the conditions of the Merger Agreement.

The Offer is subject to the conditions described in the Offer to Purchase, including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of Shares (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not been “received” (as defined in Section 251(h) of the DGCL)) that, together with the Shares (if any) beneficially owned by Parent or Purchaser, represent at least a majority of the Shares then outstanding on a fully-diluted basis and (b) since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement). There is no financing condition to the Offer.

No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary prior to the expiration of the Offer or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Condition, unless such Shares and other required documents are received by the Depositary by the Expiration Time (as defined in the Offer to Purchase).

Purchaser will not pay any fees or commissions to any broker or dealer or any other person, other than to us, as the information agent, and to American Stock Transfer & Trust Company, LLC, as the depositary, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (888) 280-6942

Email: inventure@dfking.com

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